Exhibit 10.23

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the "Agreement") is made and entered into as of this    4   day of December, 2020, by and between Potbelly Corporation (“Company”), and Brandon Rhoten ("Executive").

WHEREAS, Company and Executive entered into an Employment Agreement dated May 11, 2018 and effective as of June 4, 2018 (the “Employment Agreement”); and

WHEREAS, on December 1, 2020, Company informed Executive of his termination of employment by Company without Cause, resulting in a Qualifying Termination pursuant to Section 4(b) of the Employment Agreement; and

WHEREAS, Executive and Company accept and agree that the date of Executive’s last day of employment with Company and its affiliates will be December 18, 2020 (the “Termination Date”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Termination of Employment.   On the Termination Date, Executive shall be terminated from his position as Senior Vice President and Chief Marketing Officer and Executive shall immediately resign from all officer positions that Executive may have with Company or any of its affiliates. Executive’s participation in all Company benefit plans, except as otherwise stated herein, will cease on the Termination Date.

2.Payments Upon Termination. In accordance with Paragraph 4(a) of the Employment Agreement, upon Executive’s termination, Executive is entitled to: (i) payment of his earned but unpaid Base Salary for the period ending on the Termination Date, payable as required by applicable law, (ii) a cash payment in an amount equal to nineteen thousand and two dollars and forty cents ($19,002.40), (iii) reimbursements of any reasonable business expenses incurred prior to the Termination Date, and (iv) any other payments or benefits to which Executive is entitled under the express terms of any employee benefit plans, arrangements or programs of Company and its affiliates, or required by applicable law.

3.Severance Payments.

(a)If Executive executes and does not revoke this Agreement, as severance payments, Company shall pay or provide to Executive:

(1)four hundred and twenty five thousand dollars ($425,000), less applicable deductions and withholdings, payable in twelve (12) substantially equal monthly installments, beginning on the sixtieth (60th) day following the Termination Date (the “Payment Date”); and

(2)if Executive is entitled to and elects continuation of group medical coverage required under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”, “COBRA Coverage”), he will be reimbursed by Company for the portion of the applicable monthly premium required to be paid by Executive (and his eligible dependents) for COBRA Coverage, which reimbursement (y) shall be equal to the portion of the monthly premium paid by Company for group health coverage with respect to its active employees for the level of coverage provided to Executive and his dependents in the form of COBRA Coverage and (z) shall be provided for the lesser of (A) twelve (12) months following the

Termination Date or (B) the period commencing on the date that COBRA Coverage begins and ending on the date that COBRA Coverage terminated by its terms. These amounts shall be paid monthly; provided, however, that any portion of the amounts for the period beginning on the Termination Date and ending on the Payment Date shall be paid in a lump sum on the Payment Date.

(b)All equity awards shall vest and shall be exercisable, if applicable, in accordance with their terms as set forth in the Equity Plan or applicable award agreement.

(c)The payments described in this Paragraph 3 will not be counted as compensation for any Executive benefit plan or program.

(d)The payments described in this Paragraph 3 are provided in accordance with Section 4(b) of the Employment Agreement and additional payments and benefits as agreed by the Company and are over and above that to which Executive is otherwise entitled upon the termination of his employment from Company.

A summary of outstanding equity awards and the vesting and exercisability provisions applicable thereto is attached hereto as Attachment 1.

4.General Release. In consideration of the payments to be made by Company to Executive in Paragraph 3 above, Executive, with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, releases and discharges Company, its officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Company Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this General Release as broad and as general as the law permits, this General Release specifically includes any and all subject matters and claims arising from any alleged violation by the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Illinois Human Rights Act and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with Company, the termination of his employment with Company, or involving any continuing effects of his employment with Company or termination of employment with Company, including any claims arising under the Employment Agreement. The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging part at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois.

5.Covenant Not to Sue.   The Executive agrees not to file any lawsuit or court proceeding regarding or in any way related to any of the claims described in Paragraph 4 hereof, and further agrees that this Agreement is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. Executive acknowledges that this Agreement does not limit either Party’s right, where applicable, to file or participate in any charge of discrimination or other investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, if any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Agreement, Executive will not seek and will not accept any personal, equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding. Notwithstanding any provision of Paragraph 4 or 5, and for the avoidance of doubt, Executive does not waive any right to file a claim, lawsuit or court proceeding for breach of the terms of this Agreement.

6.Severability. If any provision of this Agreement shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

7.Waiver. A waiver by Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by Executive.   No waiver shall be valid unless in writing and signed by an authorized officer of Company. A waiver by Executive of a breach of any provision of this Agreement by Company shall not operate or be construed as a waiver or estoppel of any subsequent breach by Company. No waiver shall be valid unless in writing and signed by Executive.

8.No Disparaging, Untrue Or Misleading Statements. Executive represents that he has not made, and agrees that he will not make, to any third party, any disparaging, untrue, or misleading written or oral statements about or relating to, respectively, the Company, its products or services, or about or relating to any officer, director, agent, employee, or other person acting on the Company’s behalf.

9.Trade Secrets. In compliance with 18 U.S.C. § 1833(b), as established by the Defend Trade Secrets Act of 2016, Executive is given notice of the following: (1) that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) that an individual who files a lawsuit for retaliation by a Company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

10.Non-Admission. Executive understands and agrees that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by Company to Executive or any other person, and that Company makes no such admission.

11.Survival of Certain Employment Agreement Provisions. Executive agrees that the provisions of the Executive Confidentiality and Non-Compete Agreement (as referenced in Section 1(d) of the Employment Agreement) as in effect as of the Termination Date survives the termination of Executive’s employment with Company.

12.Return of Company Materials. Executive represents that he has returned all Company property and all originals and all copies, including electronic and hard copy, of all documents, within his possession as of the Termination Date, including but not limited to credit card, and keys.

13.Future Assistance. Following the Termination Date, Executive agrees to provide Company and/or any of its authorized agents or attorneys his reasonable cooperation and assistance in connection with any and all questions, facts or events occurring during Executive’s employment. The Executive will make himself available in connection with any claims, disputes, negotiations, investigations, lawsuits, or administrative proceedings involving Company, upon Company’s request and without the necessity of subpoena, to provide information or documents, provide truthful declarations or information to Company, meet with attorneys or other representatives of Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. Company agrees to reimburse Executive for reasonable out-of-pocket expenses incurred by Executive in providing the services described in this Paragraph 13.

14.Representation. Executive hereby agrees that this release is given knowingly and voluntarily and acknowledges that:

(a)	this Agreement is written in a manner understood by Executive;

(b)	this release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended;

(c)	Executive has not waived any rights arising after the date of this Agreement;

(d)	Executive has received valuable consideration in exchange for the release in addition to amounts Executive is already entitled to receive;

(e)	Executive has been advised to consult with an attorney prior to executing this Agreement; and

(f)	a list of the job titles and ages of all individuals eligible to and not eligible to receive severance is attached hereto as Exhibit A.

15.Consideration and Revocation. Executive is receiving this Agreement on December 1, 2020, and Executive shall be given at least forty-five (45) days from receipt of this Agreement to consider whether to sign the Agreement. Executive agrees that changes or modifications to this Agreement do not restart or otherwise extend the above forty-five (45) day period. Moreover, Executive shall have seven (7) days following execution to revoke this Agreement in writing to Robert D. Wright and the Agreement shall not take effect until those seven (7) days have ended.

16.Section 409A Compliance. This Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Section 409A of the Code and final Treasury regulations and other guidance promulgated thereunder (collectively, “Code Section 409A”) or shall comply with the requirements of Code Section 409A Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Code Section 409A. This Agreement must be executed by Executive and the revocation period must expire no later than sixty (60) days following the Termination Date, and if the forgoing requirements are not satisfied, no payments and benefits (other than those required to be provided by law) shall be provided.

17.Amendment. This Agreement may not be altered, amended, or modified except in writing signed by both Executive and Company.

18.Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

19.Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns.   Neither party may assign its respective interests hereunder without the express written consent of the other party.

20.Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

21.Execution of Release. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

If Executive signs this Agreement less than forty-five (45) days after he receives it from Company, he confirms that he does so voluntarily and without any pressure or coercion from anyone at Company. Executive should not sign this Agreement until on or about the Termination Date.

IN WITNESS WHEREOF, Executive and Company have voluntarily signed this Agreement and General Release on the date set forth above.

Potbelly Corporation	Brandon Rhoten

/s/ Adiya Dixon	/s/ Brandon Rhoten

By: Adiya Dixon	Brandon Rhoten
Its: Chief Legal Officer and Secretary
Date: 12/22/2020	Date: 12/4/2020

By signing below, you hereby reaffirm that you agree to all of the provisions in the Agreement and General Release that you previously signed on December 4, 2020, effective on the day of signing set forth below. You understand and agree that, by signing this below, you are extending the effect of the Agreement and General Release to apply to claims or rights arising up to and including the date set forth below.

/s/ Brandon Rhoten

Brandon Rhoten
Date: 12/19/2020